Exhibit 10.20

SUBORDINATED TERM LOAN AND SECURITY AGREEMENT

B. RILEY PRINCIPAL INVESTMENTS, LLC

and

SONIM TECHNOLOGIES, INC.

Dated as of October 23, 2017

5.17	Government Consents	9
5.18	Affiliate Transactions	9
5.19	Names and Trade Names	9
5.20	Solvency	9
5.21	Full Disclosure	9
6. AFFIRMATIVE COVENANTS.		9
6.1	Good Standing and Government Compliance	9
6.2	Financial Statements	10
6.3	Inventory; Returns	11
6.4	Taxes	11
6.5	Insurance.	11
6.6	Notices	11
6.7	Compliance with Laws and Maintenance of Permits	12
6.8	Inspection and Audits	13
6.9	Appraisals	13
6.10	Collateral	13
6.11	Use of Proceeds	13
6.12	Intellectual Property	13
6.13	Creation/Acquisition of Subsidiaries	13
6.14	Patriot Act. and Office of Foreign Assets Control	13
6.15	Further Assurances	14
7. NEGATIVE COVENANTS.		14
7.1	Dispositions	14
7.2	Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control	14
7.3	Mergers or Acquisitions	14
7.4	Indebtedness	14
7.5	Encumbrances	14
7.6	Distributions	14
7.7	Investments	15
7.8	Transactions with Affiliates	15
7.9	Subordinated Debt; Senior Debt	15
7.10	Inventory and Equipment	15
7.11	No Investment Company; Margin Regulation	15
7.12	ERISA	15
7.13	Capital Expenditures	15
8. EVENTS OF DEFAULT.		16
8.1	Payment Default	16
8.2	Covenant Default.	16

8.3	Material Adverse Change	16
8.4	Attachment	16
8.5	Insolvency	16
8.6	Other Agreements	16
8.7	Subordinated Debt	16
8.8	Judgments	16
8.9	Misrepresentations	17
8.10	Guaranty	17
9. LENDER’S RIGHTS AND REMEDIES.		17
9.1	Rights and Remedies	17
9.2	Power of Attorney	18
9.3	Accounts Collection	18
9.4	Lender Expenses	18
9.5	Lender’s Liability for Collateral	18
9.6	No Obligation to Pursue Others	19
9.7	Remedies Cumulative	19
9.8	Demand; Protest	19
10. NOTICES.		19
11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL PREFERENCE.		20
11.1	Governing Law and Venue	20
11.2	JURY TRIAL WAIVER	20
11.3	JUDICIAL REFERENCE PROVISION	20
12. GENERAL PROVISIONS.		20
12.1	Successors and Assigns	20
12.2	Indemnification	21
12.3	Time of Essence	21
12.4	Severability of Provisions	21
12.5	Amendments in Writing Integration	21
12.6	Counterparts	21
12.7	Survival	21
12.8	Confidentiality	21
12.9	No Consequential Damages	21
12.10	Lender Approvals and Consents	21
12.11	Conflict Waiver	21

EXHIBITS

A.	Definitions
B.	Collateral Description
C.	Advance Request Form
D.	Use of Proceeds

DISCLOSURE SCHEDULES

This SUBORDINATED TERM LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of October 23, 2017, is entered into by and between B. RILEY PRINCIPAL INVESTMENTS, LLC, a Delaware limited liability company (“Lender”), and SONIM TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), with reference to the following facts:

RECITALS

Borrower has requested that Lender make available to Borrower one or more loans or other extensions of credit from time to time, and Lender is willing to make such loans or other extensions of credit, on and subject to the terms and conditions set forth herein.  This Agreement sets forth the terms on which Lender will advance credit to Borrower, and Borrower will repay the amounts owing to Lender.

NOW, THEREFORE the parties hereby agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1Definitions.  As used in this Agreement (including, without limitation, in the recitals hereto), capitalized terms shall have the respective meanings set forth on Exhibit A.  Any term that is used in this Agreement without definition and is defined in the UCC shall have the meaning given to such term in the UCC.

1.2Accounting Terms.  Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP or IFRS, consistently applied.  The term “financial statements” shall include the accompanying notes and schedules.

1.3Other Definitional Terms; Rules of Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Sections, subsections, Exhibits, Schedules and the like, are to Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” Defined terms include in the singular number the plural and in the plural number the singular.  Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor.  Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

2.	LOAN AND TERMS OF PAYMENT.

2.1Credit Extensions.

(a)Promise to Pay.  Borrower hereby unconditionally promises to pay to Lender, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Lender to Borrower, together with accrued and unpaid interest on the unpaid principal amount of such Credit Extensions at the rates set forth herein, and all other Obligations owing by Borrower to Lender, in each case as and when due in accordance with the terms hereof.

(b)Term Loan.  Subject to the terms and conditions of this Agreement, Lender agrees to lend to Borrower from time to time during the Term Loan Availability Period, advances under the Term Loan (each a “Term Loan Advance” and collectively the “Term Loan Advances”) in an aggregate original principal amount not to exceed the Term Loan Commitment.  The first Term Loan Advance, in the original principal amount of up to Five Million Dollars ($5,000,000), shall be made on the date during the Term Loan Availability Period that Borrower specifies in the initial Advance Request.   Borrower may request additional Term Loan Advances after the initial Term Loan Advance, provided that at no time shall the aggregate principal amount of all Term Loan Advances hereunder exceed the Term Loan Commitment.  The proposed uses of the proceeds of each Term Loan Advance shall be specified in the Advance Request for such Credit Extension; Term Loan Advance proceeds may be used for (x) working capital purposes as specified by Borrower in its Advance Request, (y) for other purposes in the ordinary course of business specified by Borrower in its Advance Request and approved by Lender (such approval not to be unreasonably withheld) and (z) for other purposes not in the ordinary course of business specified by Borrower in its Advance Request and approved by Lender in its sole discretion.  Without Lender’s prior written consent, Term Loan Advance proceeds may not be used (i) to repay any indebtedness for borrowed money other than (A) the Senior Debt and (B) up to One Million Dollars ($1,000,000) of the Indebtedness disclosed in Schedule 5.4 of the Disclosure Schedules, (ii) for repurchases or redemptions of equity securities, (iii) for bonuses or similar non-regular-salary payments to Borrower’s officers, unless such payments have been approved by the Board, or (iv) for any use contrary to the use stated in the related Advance Request.  Term Loan Advances shall be requested and funded in a minimum principal amount of not less than One Million Dollars ($1,000,000) each; provided, however, that a Term Loan Advance may be for less than this minimum principal amount with the consent of Lender or if the proceeds thereof are to be used to pay Lender Expenses.  Borrower authorizes Lender to make Term Loan Advances for Lender Expenses upon  notice to Borrower but without the requirement of an Advance Request or any other action or approval by Borrower. When repaid, the Term Loan Advances may not be re-borrowed.  The Term Loan Advances shall be evidenced by the Term Loan Note.   Lender may, from time to time, make Term Loan Advances, without Borrower’s consent, to cure Events of Default under the Senior Loan Agreement, to the extent provided for in the Subordination Agreement.

2.2Interest Rates, Payments, and Calculations.

(a)Interest Rates.  Except as set forth in Section 2.2(b), the outstanding principal amount of the Term Loan shall accrue interest at a fixed annual rate of ten percent (10.0%) per annum.

(b)Default Rate.  If any payment is not made within 10 days after the date such payment is due, Borrower shall pay Lender a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.  All Obligations shall bear interest during a Default Period at a rate equal to 5 percentage points above the interest rate applicable to such Obligations immediately prior to such Default Period.

(c)Interest and Principal Payments.  For the period commencing on the Effective Date and ending on the first anniversary thereof, interest shall accrue and on and as of such anniversary date, such interest shall be compounded and be added to the Term Loan principal outstanding and shall thereafter accrue interest at the rate applicable hereunder.  Interest shall be due and payable on the first calendar day of each month during the period commencing on the first anniversary of the Effective Date.  Any interest not paid when due shall be compounded by being becoming part of the Obligations and such interest shall thereafter accrue interest at the rate applicable hereunder.  All unpaid principal and accrued and unpaid interest and the Term Loan principal outstanding are due and payable in full on the Maturity Date.

(d)Voluntary Prepayment.  Borrower may prepay all or any portion of the Term Loan at any time and from time to time, in whole or in part, provided that Borrower (i) provides written notice to Lender of its election to prepay the Term Loan Advances at least ten (10) days prior to such prepayment (the “Notice Period”), and (ii) pays, on the date of such prepayment (A) the principal amount to be prepaid, plus (B) all accrued and unpaid interest on the Term Loan Advances to the date of prepayment, plus (C) the Prepayment Charge, plus (F) all other Obligations, if any, that shall have become due and payable.  During the Notice Period, Lender may elect to exercise its right, as provided in the Note, to convert the Convertible Amount, as defined in the Note, into Series A-2 Preferred, and if Lender exercises such right, Borrower’s prepayment election shall not apply to the Convertible Amount.

(e)Computation of Interest.  All interest chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed.

2.3Crediting Payments.

(a)Lender will apply any wire transfer of funds, check, or other item of payment Lender may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Lender after 12:00 noon Pacific time shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.  Whenever any payment to Lender under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

(b)Lender may initiate debit entries to any of Borrower’s deposit accounts as authorized on an automatic payment authorization for principal and interest payments or any other amounts Borrower owes Lender when due (each a “Designated Deposit Account”).  These debits shall not constitute a set-off.  If the ACH payment arrangement is terminated for any reason, Borrower shall make all payments due to Lender at Lender’s address specified in Section 10.

2.4Lender Expenses.  Borrower shall  reimburse Lender for all Lender Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement and the other Loan Documents) incurred through and after the Effective Date, when due (or, if no stated due date, within two (2) Business Days after demand by Lender).

2.5Additional Costs.  If Lender shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Lender or any person or entity controlling Lender (a "Lender Parent") as a consequence of its obligations hereunder to a level below that which Lender (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within 5 days after demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction. A statement of Lender claiming compensation under this Section 2.5 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. Notwithstanding anything to the contrary in this Section 2.5, Borrower shall not be required to compensate Lender pursuant to this Section 2.5 for any amounts incurred more than 6 months prior to the date that Lender notifies Borrower of Lender's intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 6-month period shall be extended to include the period of such retroactive effect. The obligations of Borrower arising pursuant to this Section 2.5 shall survive the Maturity Date, the termination of this Agreement and the repayment of all Obligations.

2.6Taxes.

(a)All payments by Borrower to or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that, if Borrower shall be required by any applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then:  (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6(a)), Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) Borrower shall make such deductions; and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)Without limiting the provisions of Section 2.6(a), Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)Borrower shall indemnify Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Taxes imposed or asserted on or attributable to amounts payable under Section 2.6(a)) paid by Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(d)If requested in writing by Lender, Borrower shall deliver to Lender, as soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)If Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to Section 2.6(a) Lender shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under Section 2.6(a) with respect to the Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority.  This Section 2.6(e) shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person

2.7Term.  This Agreement shall become effective on the Effective Date and shall continue in full force and effect for so long as any Obligations remain outstanding or Lender has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Lender shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice during a Default Period.

3.	CONDITIONS OF EFFECTIVENESS OF THIS AGREEMENT AND OF EXTENSION OF TERM LOAN ADVANCES.

3.1Conditions Precedent to Effectiveness of this Agreement.  This Agreement shall become a binding agreement between Lender and Borrower upon the satisfaction on the following conditions precedent (the date such condition precedents are satisfied the “Effective Date”):

(a)Lender shall have received duly executed original signatures to this Agreement and other Loan Documents;

(b)Lender shall have received payment of the Lender Expenses then due specified in Section

2.4;

(c)Senior Lender shall have consented to the extension of the Term Loan on the terms and conditions set forth herein by the entering into the Subordination Agreement;

(d)An individual designated by Lender shall have been appointed to the Board; and

(e)Lender shall have received such other documents or certificates, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.2Conditions Precedent to Credit Extensions.  The obligation of Lender to make each Credit Extension hereunder, including the initial Credit Extension, on or after the Effective Date is subject to the satisfaction or waiver by Lender on (or in the case of the conditions set forth in clauses (a) – (c), which are applicable to the initial Credit Extension, on or prior to) the date that Borrower requests that such Credit Extension be made, of each of the following conditions:

(a)consummation of the Initial Closing, as defined in the Series A Preferred Stock Secondary Purchase Agreement to be entered into by Borrower and the Sellers and the Purchasers named therein;

(b)Borrower shall have entered into a binding commitment, on terms and conditions reasonably satisfactory to Lender, to appoint to the Board one (1) individual designated by Lender;

(c)a legal opinion of Borrower’s counsel, dated as of the Effective Date, covering such matters and in a form as may be reasonably satisfactory to Lender;

(d)timely receipt by Lender of an executed Advance Request;

(e)the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Advance Request and on the effective date of each Credit Extension as though made at and as of each such date (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such other date); and

(f)no Potential Default or Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension.

The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.	CREATION OF SECURITY INTEREST.

4.1Grant of Security Interest.  Borrower grants and pledges to Lender a continuing security interest in and Lien on the Collateral, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, to secure the prompt repayment of any and all Obligations and to secure the prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  Except as set forth in the Disclosure Schedules, and subject only to the Senior Lien and Permitted Liens that may have priority by operation of law, such security interest constitutes a valid, first priority security interest in all presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral, subject only to the Senior Lien and such Permitted Liens.  Notwithstanding any termination of this Agreement, Lender’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2Perfection of Security Interest.  Borrower authorizes Lender to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable.  Borrower shall from time to time endorse and deliver to Lender, at the request of Lender, all Negotiable Collateral and other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue perfected Lender’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Lender chooses to perfect its security interest by possession in addition to the filing of a financing statement.  Where Material Collateral is in possession of a third party bailee, Borrower shall take such steps as Lender reasonably requests for Lender to (i) obtain an acknowledgment, in form and substance satisfactory to Lender, of the bailee that the bailee holds such Collateral for the benefit of Lender, (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Division 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Lender.  Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Lender indicating that Lender has a security interest in the chattel paper.  Borrower from time to time may deposit with Lender specific cash collateral to secure specific Obligations; Borrower authorizes Lender to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3Pledge of Shares.  Borrower hereby pledges, assigns and grants to Lender a security interest in all of Borrower’s right, title and interest in the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing (collectively, the “Shares Collateral”; provided, however, that notwithstanding the foregoing, the term “Shares Collateral” shall not include securities representing at any time more than 65% of the aggregate voting power of the capital stock of a “controlled foreign corporation,” as defined in Section 957 of the IRC), as security for the performance of the Obligations.  The certificate or certificates for the Shares, if any, will be delivered to Lender, accompanied by an instrument of assignment undated and duly executed in blank by Borrower, and Borrower shall cause the books of each entity whose shares are part of the Shares and any transfer agent to reflect the pledge of the Shares.  Upon the occurrence and during the continuance of an Event of Default, Lender may effect the transfer of the Shares into the name of Lender and cause new certificates representing such securities to be issued in the name of Lender or its transferee.  Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Lender may reasonably request to perfect or continue the perfection of Lender’s security interest in the Shares.  Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.  All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

4.4Assignment of Insurance.  As additional security for the payment and performance of the Obligations and subject to the security interest of Senior Lender, Borrower hereby assigns to Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and Borrower hereby directs the issuer of any such policy to pay all such monies directly to Lender.  At any time, whether or not a Default Period is then in effect, Lender may (but need not), in Lender’s name or in Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.  Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Lender to be applied, at the option of Lender, either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations.

Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

5.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1Valid Existence and Qualification.  Borrower and each Subsidiary is a corporation duly existing under the laws of the state or other jurisdiction in which it is incorporated and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Change.

5.2Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Change.

5.3Enforceability.  The Loan Documents to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

5.4Indebtedness.  Except for Permitted Indebtedness, Borrower is not obligated (directly or indirectly), for any loans or other Indebtedness other than the Advances.

5.5Parent, Subsidiaries and Affiliates.  Except as set forth in the Disclosure Schedules, Borrower has no Parents, Subsidiaries or other Affiliates or divisions, nor is Borrower engaged in any joint venture or partnership with any other Person.

5.6No Defaults.  Except as set forth in the Disclosure Schedules, Borrower is not in default under any material contract, lease or commitment to which it is a party or by which it is bound.  Borrower does not know of any dispute regarding any contract, lease or commitment which would have a Material Adverse Change.

5.7Employee Matters.  There are no controversies pending or threatened in writing between Borrower and any of its employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Change, and Borrower is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such non-compliance which would not have a Material Adverse Change.

5.8Intellectual Property.

(a)Intellectual Property Rights.  The Disclosure Schedules contain a complete list of all registered patents, applications for patents, registered trademarks, applications to register trademarks, service marks, applications to register service marks, registered mask works, trade dress and registered copyrights for which Borrower is the owner of record (the “Intellectual Property”).  Except as disclosed in the Disclosure Schedules and except for Permitted Liens, (i) Borrower owns the Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than Borrower owns or has been granted any right in the Intellectual Property, (iii) all Intellectual Property (other than applications that have yet to be granted) is valid, subsisting and enforceable and (iv) Borrower has taken all commercially reasonable action necessary to maintain and protect the Intellectual Property that is material to its business.  The use of such Intellectual Property by Borrower and the operation of its businesses do not infringe any valid and enforceable intellectual property rights of any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.  No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower infringes upon any rights held by any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.  Except as specifically disclosed in the Disclosure Schedules, no claim or litigation regarding any of the foregoing is pending or, to Borrower’s knowledge, threatened in writing, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to Borrower’s knowledge, proposed, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

(b)Licensed Intellectual Property.  Borrower does not possess any licenses other than (i) as set forth in the Disclosure Schedules or as disclosed to Lender pursuant to the terms hereof, (ii) readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks, (iii) open source licenses, and (iv) other licenses, the termination or absence of which would not reasonably be expected to cause a Material Adverse Change.

5.9Environmental Matters.  Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.  There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of Borrower’s knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.  Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

5.10ERISA Matters.  Except as set forth in the Disclosure Schedules, neither Borrower nor any ERISA Affiliate (a) maintains or has maintained any Pension Plan, (b) contributes or has contributed to any Multiemployer Plan or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law).  Neither Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan.  No Reportable Event exists in connection with any Pension Plan.  Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax qualified status.  Neither Borrower nor any ERISA Affiliate has (1) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the PBGC, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

5.11Anti Money Laundering and Economic Sanctions Laws.

(a)To the extent applicable, each Loan Party and each of its Subsidiaries is in compliance with (i) the Patriot Act in all material respects and (ii) any applicable Anti Money Laundering Laws or any applicable Sanctions requirements of law that in each case are binding on them, except in the case of this clause (ii) where the failure to be in compliance would not reasonably be expected to have a Material Adverse Change.  To the knowledge of management of the Borrower, none of the Loan Parties, their respective Subsidiaries, their respective officers or directors is an Embargoed Person.

(b)No part of the proceeds of the Loans will be used, directly or, to the knowledge of management of Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c)None of the Loan Parties or their respective Subsidiaries or, to the knowledge of management of Borrower, any of their respective officers and directors, will directly or indirectly use any proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding, is an Embargoed Person.

5.12Collateral.

(a)Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens.

(b)All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

(c)No Equipment is a fixture to real estate unless such real estate is owned by Borrower and is subject to a mortgage in favor of Lender, or if such real estate is leased, is subject to a landlord’s agreement in favor of Lender on terms acceptable to Lender, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Lender.

(d)Except as set forth in the Disclosure Schedules, none of the Collateral is maintained or invested with a Person other than Lender or Lender’s Affiliates.

5.13Name; Location of Chief Executive Office; Locations of Collateral.  Except as disclosed in the Disclosure Schedules, Borrower has not, in the past 5 years, done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement.  The chief executive office of Borrower, at which Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, is located in the Chief Executive Office State at the address indicated in Section 10 hereof.  The Collateral, including the Equipment (except any part thereof which Borrower shall have advised Lender in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the address set forth on Section 10 hereof, and at other locations within the continental United States of which Lender has been advised by Borrower in writing.

5.14Litigation.  Except as set forth in the Disclosure Schedules, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Change.  Borrower has no Commercial Tort Claims pending other than those set forth in the Disclosure Schedules and those of which Lender has been advised by Borrower in writing.

5.15Accuracy of Financial Statements.  All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Lender fairly present in all material respects the financial condition of Borrower as of the date thereof and the results of operations of Borrower for the period then ended.  There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since December 31, 2016, or since June 30, 2017.

5.16Compliance with Laws and Regulations.  Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Change.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.  Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Change.  Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Change.  Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or IFRS or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Change.

5.17Government Consents.  Borrower and each Subsidiary have obtained all consents, approvals, franchises, certificates, licenses, permits and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Change.

5.18Affiliate Transactions.  Except as set forth in the Disclosure Schedules, Borrower is not conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate, as reasonably determined or approved by Lender; provided that Lender consent shall not be required for (i) Borrower’s intercompany transactions with its Subsidiaries conducted in the ordinary course of its business and substantially in accordance with past practices, (ii) any transaction that does not provide for Borrower making payments, incurring liabilities or transferring property with a value of less than Two Hundred Fifty Thousand Dollars ($250,000), or (iii) any transaction approved by the Board, by the vote of its disinterested directors.

5.19Names and Trade Names.  During the past 5 years, Borrower’s name has always been as set forth on the first page of this Agreement and Borrower uses no trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth in the Disclosure Schedules.

5.20Solvency.  The fair salable value of the Borrower’s assets on a going concern basis exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the consummation of transactions under this Agreement.

5.21Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Lender taken together with all such certificates and written statements furnished to Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.	AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations (other than contingent indemnification obligations), and for so long as Lender may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1Good Standing and Government Compliance.  Borrower shall maintain its organizational existence and good standing in the Borrower State, Borrower’s Subsidiaries shall maintain their organizational existence and good standing in their respective jurisdictions or countries of organization or formation, Borrower shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Change, and Borrower shall furnish to Lender the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable.  Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could have a Material Adverse Change.  Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Change.

6.2Financial Statements, Collateral Reports, Certificates and Notices.  Borrower shall deliver the following to Lender, in each case in form and substance reasonably satisfactory to Lender:

(a)as soon as available, but in any event within 20 days after the end of each calendar month, company-prepared consolidated and consolidating financial statements, including a balance sheet, income statement and cash flow statement, in a form reasonably acceptable to Lender and certified by a Responsible

Officer;

(b)as soon as available, but no later than 120 days after the last day of each Fiscal Year,

audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP or IFRS, consistently applied, together with an opinion which is unqualified on such financial statements (provided that Borrower’s financial statements may contain a going concern qualification based on liquidity) of an independent certified public accounting firm selected by Borrower and reasonably acceptable to Lender (provided that if a firm is acceptable to Senior Lender, it shall be acceptable to Lender) and a copy of any management letter sent to Borrower by such accountants.  If the audited financial statements contain a going concern qualification based on liquidity, Borrower shall deliver, concurrent with the delivery of such statements, a statement whether, in Borrower’s good faith judgment, such going concern qualification indicates that a Material Adverse Change has occurred;

(c)no earlier than ninety 90 days prior to and no later than 30 days after the beginning of each Fiscal Year, financial and business projections and a budget for Borrower and its Subsidiaries (including a balance sheet, an income statement, and a statement of cash flows), presented in a month-by-month format, for such Fiscal Year, with written certification signed by a Responsible Officer of approval thereof by the Board, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by

Lender;

(d)such sales projections, budgets, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Lender may reasonably request from time to time;

(e)upon Lender’s request, within 30 days after the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Lender, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Patents, Copyrights or Trademarks, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not previously identified to Lender;

(f)concurrently with delivery to Senior Lender, each report delivered to Senior Lender in accordance with the Senior Loan Agreement and each notice to Senior Lender of a Senior Default and promptly upon receipt, a copy of any notice of Senior Default, acceleration of the Senior Debt or election to exercise any rights and remedies that Borrower receives from Senior Lender;

(g)promptly upon the filing thereof, copies of all registration statements and annual,

quarterly, monthly or other regular reports which Borrower or any of its Subsidiaries files with the SEC, as well as promptly providing to Lender copies of any reports and proxy statements delivered to its shareholders;

(h)as soon as available, but no later than 20 days after the last day of each calendar month,

aged listings of accounts receivable and accounts payable, inventory report, customer orders report, units shipped and unit sales report (including report by major customers), and management financial reports;

(i)as soon as available, but no later than 30 days after the end of each fiscal quarter, a customer warranties claim report for such fiscal quarter;

(j)promptly upon the occurrence thereof, but no later than 5 days thereafter, notice of any termination of any agreement for stocked products with AT&T or Verizon.  Such notice shall include Borrower’s statement whether, in its good faith judgment, such termination causes a Material Adverse Change; and

(k)promptly following request therefor by Lender, such other business or financial data,

reports, appraisals and projections as Lender may reasonably request.

Borrower may deliver to Lender on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Lender shall be entitled to rely on the information contained in the electronic files, provided that Lender in good faith believes that the files were delivered by a Responsible Officer.  If Borrower delivers any such information electronically, then, if requested by Lender, Borrower shall also deliver such information to lender by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within 5 Business Days after Borrower’s electronic submission of such information.

6.3Inventory; Returns.  Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Effective Date.  Borrower shall promptly notify Lender of all returns and recoveries and of all disputes and claims involving more than $250,000.

6.4Taxes.  Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Lender, on demand, proof satisfactory to Lender indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP or IFRS, as applicable), by Borrower.

6.5Insurance.

(a)Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire,

theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof.  Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar in size and scope to Borrower’s.

(b)All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Lender.  Subject to the rights of Senior Lender, all policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Lender, showing Lender as the lender loss payee, and all liability insurance policies shall show Lender as an additional insured and specify that the insurer must give at least twenty (20) days’ notice to Lender before canceling its policy for any reason.  Upon Lender’s request, Borrower shall deliver to Lender certified copies of the policies of insurance and evidence of all premium payments.  If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Lender has been granted a security interest.  If an Event of Default has occurred and is continuing, subject to the rights of Senior Lender, all proceeds payable under any such policy shall, at Lender’s option, be payable to Lender to be applied on account of the Obligations.

6.6Notices.  Borrower shall provide written notice to Lender of the following:

(a)Locations.  Promptly upon becoming aware of (but in no event less than ten (10) days after the occurrence thereof) the proposed opening of any new place of business or new location of Collateral (other than an Excluded Location), the closing of any existing place of business or location of Collateral (other than an Excluded Location), any change of in the location of Borrower’s books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which Borrower has previously advised Lender that such Goods will be used.

(b)Litigation and Proceedings.  Promptly upon becoming aware thereof, (i) of any litigation,

arbitration, governmental investigation or other actions or proceedings which are pending or threatened in writing against Borrower or any Subsidiary or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Change, and (ii) of any Commercial Tort Claims of Borrower that may arise.

(c)Names and Trade Names.  Within ten (10) days after the change of Borrower’s name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Lender in writing.

(d)ERISA Matters.  Promptly upon (i) the occurrence of any Reportable Event which might result in the termination by the PBGC of any Plan covering any officers or employees of Borrower, any benefits of which are, or are required to be, guaranteed by the PBGC, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefore, (iii) its intention to terminate or withdraw from any Plan, (iv) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, (v) the failure of Borrower or any ERISA Affiliate of any member of the Controlled Group or any other Person to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Plan, (vi) the taking of any action with respect to a Pension Plan which could result in the requirements that Borrower furnish a bond or other security to the PBGC or such Pension Plan, (vii) the occurrence of any event with respect to any Pension Plan or Multiemployer Plan which could result in the incurrence by any ERISA Affiliate or any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Plan), (viii) any material increase in the contingent liability of Borrower with respect to any postretirement welfare plan benefit, or (ix) any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(e)Environmental Matters.  Immediately upon becoming aware of any investigation,

proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects Borrower or its business operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials unless the foregoing could not reasonably be expected to have a Material Adverse Change.

(f)Default; Material Adverse Change.  Promptly of (i) any Material Adverse Change or any

event or circumstance that would reasonably be expected to result in a Material Adverse Change, (ii) the occurrence of any Event of Default hereunder, or (iii) the occurrence of any Potential Default.

All of the foregoing notices shall be provided by Borrower to Lender in writing and shall describe the steps being taken by Borrower or any Subsidiary affected thereby with respect thereto.

6.7Compliance with Laws and Maintenance of Permits.  Borrower shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Change and Borrower shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Change.  Following any determination by Lender that there is non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid non-compliance, with any Environmental Law, at Borrower’s expense cause an independent environmental engineer acceptable to Lender to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.

6.8Inspection and Audits.  Borrower shall permit Lender, or any Persons designated by Lender, to call at Borrower’s places of business at any reasonable times and upon reasonable prior written notice, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to Borrower’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrower’s business as Lender may consider reasonable under the circumstances.  Borrower shall furnish to Lender such information relevant to Lender’s rights under the Loan Documents as Lender shall at any time and from time to time request.  Borrower authorizes Lender to discuss the affairs, finances and business of Borrower with any officers, employees or directors of Borrower or with any Affiliate or the officers, employees or directors of any Affiliate, and to discuss the financial condition of Borrower with Borrower’s independent public accountants.  Any such discussions shall be without liability to Lender or to Borrower’s independent public accountants.  Inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Lender shall determine is necessary.  The foregoing inspections and audits shall be at Borrower’s expense.

6.9Appraisals.  Borrower shall permit Lender to retain an inventory appraiser satisfactory to Lender to conduct appraisals of Borrower’s Inventory from time to time at Borrower’s expense; provided, however, that, (i) notwithstanding the foregoing or anything else contained herein, Borrower shall have no obligation to pay for more than one appraisal per calendar year while no Default Period exists, and (ii) if Senior Lender has conducted an appraisal within six (6) months prior to Lender’s election to require an appraisal, Borrower may deliver a copy of such Senior Lender appraisal in satisfaction of Lender’s election to require an appraisal.

6.10Collateral.  Borrower shall keep the Collateral in good condition, repair and order, ordinary wear and tear excepted, and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained in all material respects.  Subject to the limitations on inspection rights set forth in Section 6.8, Borrower shall permit Lender to examine any of the Collateral at any time and wherever the Collateral may be located and, Borrower shall, immediately upon request therefor by Lender, deliver to Lender any and all evidence of ownership of any of the Equipment including certificates of title and applications of title.  Borrower shall, at the request of Lender, indicate on its records concerning the Collateral a notation, in form satisfactory to Lender, of the security interest of Lender hereunder.

6.11Use of Proceeds.  Except as otherwise approved by Lender, Borrower shall use the proceeds of each Term Loan Advance solely in accordance with the proposed use of such Term Loan Advance specified in the Advance Request for such Credit Extension.

6.12Intellectual Property.  Borrower shall maintain adequate licenses, Patents, Copyrights, Trademarks and other Intellectual Property to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Change.

6.13Creation/Acquisition of Subsidiaries.  If Borrower or any Subsidiary creates or acquires any new Subsidiary, Borrower or such Subsidiary shall promptly notify Lender of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Lender to cause such new Subsidiary, if a domestic Subsidiary, to guarantee the Obligations of Borrower under the Loan Documents and to grant a continuing pledge and security interest in and to the collateral of such new domestic Subsidiary (substantially as described on Exhibit B hereto), and Borrower shall grant and pledge to Lender a perfected security interest in 100% of the Shares of such new Subsidiary, if a domestic Subsidiary, or in 65% of the Shares of such new Subsidiary, if such new Subsidiary is a foreign Subsidiary.

6.14Patriot Act. and Office of Foreign Assets Control. Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC, the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

6.15Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations (other than contingent indemnification obligations) are paid in full or for so long as Lender may have any commitment to make any Credit Extensions, Borrower will not do any of the following:

7.1Dispositions.  Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or, subject to Section 6.6, move cash balances on deposit with Lender to accounts opened at another financial institution, other than Permitted Transfers.

7.2Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control.  Change its name or the Borrower State without 30 days’ prior written notification to Lender; relocate its chief executive office without 10 days’ prior written notification to Lender; replace its chief executive officer or chief financial officer (i) without prompt notice to Lender and (ii) unless a replacement for such officer is approved by the Board and engaged by Borrower within 90 days after such change; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its Fiscal Year end; have a Change in Control; provided that the foregoing clause shall not apply to any Change of Control pursuant to which the Obligations (other than contingent indemnification obligations) are paid in full in cash contemporaneously with the close or consummation of such transaction and the Lender’s obligations to make any Credit Extensions are terminated as of the close or consummation of such transaction.

7.3Mergers or Acquisitions.  Merge or consolidate or sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business and other than Permitted Transfers; purchase all or substantially all of the stock or other equity interests or all or a material portion of the assets of any Person or division of such Person; or except as permitted under Section 7.6, enter into any purchase, redemption or retirement of any shares of any class of its stock or any other of its equity interests.  A Subsidiary may merge or consolidate into another Subsidiary, with the prior written consent of Lender, not to be unreasonably withheld.

7.4Indebtedness.  Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Lender.

7.5Encumbrances.  Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, or permit any of its Subsidiaries so to do, except for Permitted Liens and for sales of Accounts pursuant to Permitted Programs, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property except for customary restrictions on assignment in in-bound licenses of Intellectual Property where Borrower is the licensee and restrictions on encumbrance of equipment subject to Permitted Liens described in clause (d) of the definition of Permitted Liens.

7.6Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any of Borrower’s capital stock, except that Borrower may (i) repurchase the stock of former or existing employees, directors and consultants pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (ii) with the prior written consent of Lender, repurchase the stock of former or existing employees, directors and consultants pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower, (iii) convert of any of its convertible securities (including warrants) into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (iv) make dividends and distributions solely in common stock or any other equity security, (v) distribute equity securities to current or former employees or directors upon the exercise of their options, and (vi) make cash payments in an aggregate amount not to exceed $100,000 in lieu of fractional shares in connection with conversions permitted by clause (iii) above.

7.7Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its property with a Person other than Lender or Lender’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Lender, in form and substance satisfactory to Lender, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for:  (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; (b) transactions permitted by Section 7.6; (c) transactions constituting bona fide rounds of Borrower’s common or preferred stock financing (or Subordinated Debt financing) for capital raising purposes, but only if approved by the Board, (d) reasonable and customary fees paid to independent members of the Board not to exceed $75,000 in cash for each such director in any Fiscal Year, and (e) Permitted Transfers to and Permitted Investments in Subsidiaries.

7.9Subordinated Debt; Senior Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Lender’s rights contained in any documentation relating to the Subordinated Debt without Lender’s prior written consent, or amend any provision of any document evidencing the Senior Debt in violation of the terms of the Subordination Agreement.

7.10Inventory and Equipment.  Store any Material Collateral with a bailee, warehouseman, or similar third party unless the third party has been notified of Lender’s security interest and Lender (a) has received an acknowledgment from the third party that it is holding or will hold such Material Collateral for Lender’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Material Collateral.  Except for

Inventory sold in the ordinary course of business and except for Excluded Locations and such other locations as Lender may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Lender prior written notice.  Borrower shall not (a) permit any Equipment to become a Fixture to real property unless such real property is owned by Borrower and is subject to a mortgage in favor of Lender, or if such real estate is leased, is subject to a landlord’s agreement in favor of Lender on terms acceptable to Lender, or (b) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Lender.

7.11No Investment Company; Margin Regulation.  Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

7.12ERISA.  Except as set forth in the Disclosure Schedules, directly or through any ERISA Affiliate, (a) adopt, create, assume or become a party to any Pension Plan, (b) incur any obligation to contribute to any Multiemployer Plan, (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (d) amend any Plan in a manner that would materially increase its funding obligations.

7.13Capital Expenditures.  Unless Lender otherwise approves, make, or permit any of its Subsidiaries to make, any Capital Expenditure if, after giving effect to such Capital Expenditure, the aggregate cost of all Capital Expenditures would exceed $1,000,000 during any Fiscal Year.

7.14Account Adjustments.  During any Default Period, Borrower shall not settle or adjust Accounts in a manner which would result in reduction of amounts payable under such Accounts in excess of $100,000 in the aggregate.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1Payment Default.  If Borrower fails to pay when due any payment of principal or interest due on the Credit Extensions, or Borrower fails to pay any fee within 3 Business Days of the due date thereof, or Borrower fails to pay any Lender Expenses or any other amount payable hereunder or under any Loan Document within 10 Business Days after the due date thereof;

8.2Covenant Default.

(a)If Borrower fails to perform any obligation under Section 6 or violates any of the covenants contained in Section 7;

(b)If Borrower fails or neglects to perform or observe any other material term, provision,

condition or covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Lender and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 15 days after Borrower receives notice thereof or any executive officer of Borrower becomes aware thereof; or

(c)If at any time, Lender's security interest in the Collateral is not prior to all other security interests or Liens of record except for Permitted Liens;

8.3Material Adverse Change.  If there occurs a Material Adverse Change;

8.4Attachment.  If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within 10 days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.5Insolvency.  If an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 45 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6Other Agreements.  If there is, under any agreement to which Borrower is a party with a third party or parties, (i) a default resulting in (A) a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $250,000, including the Senior Debt, or (B) in the case of Senior Lender, the exercise of exclusive control with respect to Borrower’s operating accounts; or (ii) a default that causes a Material Adverse Change; provided, however, that upon the cure or waiver of any default described in clause (i) or clause (ii) with respect to the Senior Debt, the Event of Default under this Section 8.6 shall be automatically cured;

8.7Subordinated Debt.  If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Lender relating to such Subordinated Debt;

8.8Judgments.  If one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least $250,000 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or the Subsidiary and the same are not within 10 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order or decree).

8.9Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Lender by any Responsible Officer pursuant to this Agreement or to induce Lender to enter into this Agreement or any other Loan Document.

8.10Guaranty.  If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any Guarantor fails to perform any obligation under any Guaranty or any security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any Guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Lender in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any Guarantor.

9.	LENDER’S RIGHTS AND REMEDIES.

9.1Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Lender);

(b)Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lender;

(c)Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order Lender reasonably considers advisable;

(d)Make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate.  Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)Set off and apply to the Obligations any and all indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(f)Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale,

and sell (in the manner provided for herein) the Collateral.  Lender is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

(g)Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Lender deems appropriate.  Lender may sell the Collateral without giving any warranties as to the Collateral.  Lender may specifically disclaim any warranties of title or the like.  This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.  If Lender sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Lender, and applied to the indebtedness of the purchaser.  If the purchaser fails to pay for the Collateral, Lender may resell the

Collateral and Borrower shall be credited with the proceeds of the sale;

(h)Lender may credit bid and purchase at any public sale; and

(i)Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the

Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.  Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Lender (and any of Lender’s designated officers, or employees) as Borrower’s true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Lender’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Lender’s possession, cash or deposit such checks or other items of payment or security, and apply to the Obligations all proceeds of such checks or other items; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral and apply all cash sale proceeds to the Obligations; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance and apply to the Obligations all amounts received by Lender pursuant to such policies; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Lender determines to be reasonable, and apply to the Obligations all amounts received by Lender in connection with any such settlement and adjustment; (g) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Lender without first obtaining Borrower’s approval of or signature to such modification by amending the schedules thereto, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Lender may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether a Default Period is in effect.  The appointment of Lender as Borrower’s attorney in fact, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than contingent indemnification obligations) have been fully repaid and performed and Lender’s obligation to provide advances hereunder is terminated.

9.3Accounts Collection.  At any time after the occurrence and during the continuation of an Event of Default, (a) Lender may notify any Person owing funds to Borrower of Lender’s security interest in such funds and verify the amount of such Account; and (b) Borrower shall collect all amounts owing to Borrower for Lender, receive in trust all payments as Lender’s trustee, and immediately deliver such payments to Lender in their original form as received from the account debtor, with proper endorsements for deposit.

9.4Lender Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following after reasonable notice to Borrower:  (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.5, and take any action with respect to such policies as Lender deems prudent.  Any amounts so paid or deposited by Lender shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.

9.5Lender’s Liability for Collateral.  Lender has no obligation to clean up or otherwise prepare the Collateral for sale.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6No Obligation to Pursue Others.  Lender has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Lender may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Lender’s rights against Borrower.  Borrower waives any right it may have to require Lender to pursue any other Person for any of the Obligations.

9.7Remedies Cumulative.  Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Lender shall constitute a waiver, election, or acquiescence by it.  No waiver by Lender shall be effective unless made in a written document signed on behalf of Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given.  Borrower expressly agrees that this Section 9.6 may not be waived or modified by Lender by course of performance, conduct, estoppel or otherwise.

9.8Demand; Protest.  Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.	NOTICES.

All notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid or e-mail) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Lender, as the case may be, at its addresses set forth below:

If to Borrower:	Sonim Technologies, Inc. 1825 S. Grant Street, Suite 200 San Mateo, CA 94402 Attn: Richard Long Fax: (650) 378-8109 E-mail: r.long@sonimtech.com
If to Lender:	B. Riley Principal Investments, LLC 21255 Burbank Boulevard, Suite 400 Woodland Hills, CA 91367 Attention: Mr Kenny Young, Chief Executive Officer Tel: 703-469-1900

E-mail: kyoung@brileyfin.com

With a copy to:

Alan N. Forman

Executive Vice President & General Counsel B.

Riley Financial, Inc.

299 Park Ave., 7th Floor

New York, NY 10171

Tel: (212) 409-2420

E-mail:  aforman@brileyfin.com

Notice shall be effective upon receipt by the addressee thereof; provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice.  The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL PREFERENCE.

11.1Governing Law and Venue.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of Borrower and Lender hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Los Angeles, State of California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or 3 days after deposit in the U.S. mails, proper postage prepaid.

11.2JURY TRIAL WAIVER.  BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

11.3JUDICIAL REFERENCE PROVISION.  WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Los Angeles County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential, and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure§ 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.	GENERAL PROVISIONS.

12.1Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion.  Lender shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights and benefits hereunder.

12.2Indemnification.  Borrower shall defend, indemnify and hold harmless Lender and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement or any other Loan Document; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by Lender, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Lender and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Lender’s gross negligence or willful misconduct,

12.3Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5Amendments in Writing Integration.  All amendments to or termination of this Agreement or the other Loan Documents must be in writing and signed by the parties to this Agreement or to such other Loan Document, as applicable.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the other Loan Documents.

12.6Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than contingent indemnification obligations) remain outstanding or Lender has any obligation to make any Credit Extension to Borrower.  The obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

12.8Confidentiality.  In handling any confidential information, Lender and all employees and agents of Lender shall exercise the same degree of care that Lender exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Lender in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Lender, (v) to Lender’s accountants, auditors and regulations, and (vi) as Lender may determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Lender when disclosed to Lender, or becomes part of the public domain after disclosure to Lender through no fault of Lender; or (b) is disclosed to Lender by a third party, provided Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

12.9No Consequential Damages.  No party to this Agreement or any other Loan Document, nor any agent or attorney of such party or Lender, shall be liable to any other party to this Agreement or any other Person on any other theory of liability of any special, indirect, consequential or punitive damages.

12.10Lender Approvals and Consents.  Unless otherwise specifically stated in the Loan Documents, all approvals and consents of Lender under the Loan Documents may be given or withheld by Lender in its sole discretion.

12.11Conflict Waiver.  Borrower acknowledges that it has engaged FBR Capital Markets & Co. (“FBR”), a subsidiary of Lender, to serve as Borrower’s financial advisor with respect to the credit facility that Lender is extending hereunder and other financing transactions that Borrower and its current stockholders are undertaking.   Borrower further acknowledges that FBR, under the terms of its engagement with Borrower, will receive compensation in connection with the closing of the credit facility hereunder, as well as in connection with the other financing transactions when they are consummated.  Borrower waives any conflict that might exist as a result of FBR’s role as financial advisor with respect to the credit facility that Lender is extending hereunder, and with respect to the financing transactions for which FBR is advising Borrower.  Borrower further waives any defense to payment of any portion of the compensation due to FBR in connection with the closing of the credit facility hereunder based on the relationship between FBR and Lender, as well as any defense to payment of any portion of the compensation due to FBR with respect to other financing transactions covered by Borrower’s engagement of FBR based on such relationship.

12.12Senior Debt Purchase Right.  Lender agrees with Borrower that Lender will not agree to amend the terms and conditions of Lender’s Senior Debt purchase right under Section 16(a) of the Subordination Agreement without the prior written consent of Borrower, which consent shall not be unreasonably withheld.

[Rest of page intentionally left blank; signature page follows]

(Signature Page to Loan and Security Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SONIM TECHNOLOGIES, INC.,

a Delaware corporation

By:
Name:
Title:

B. RILEY PRINCIPAL INVESTMENTS, LLC,

a Delaware limited liability company

EXHIBIT A

DEFINITIONS

“Advance Request” shall be a form substantially similar to Exhibit C attached hereto, with appropriate insertions.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Effective Date” means the date of this Agreement.

“Board” means the Borrower’s Board of Directors.

“Borrower State” means Delaware, the state under whose laws Borrower is organized.

“Borrower’s Books” means all of Borrower’s books and records including:  ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Capital Expenditures” means with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrower and its Subsidiaries during such period that are required by GAAP or IFRS, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrower and its Subsidiaries (but excluding the capitalization of software).

“Change in Control” shall mean the occurrence of any event (whether in one or more transactions) which results in a transfer of control of or the power to vote more than 25% of the Equity Interests (on a fully diluted basis) of Borrower (other than by (i) the sale of Borrower’s Equity Interests in a public offering or to venture capital or private equity investors so long as Borrower identifies to Lender the venture capital investors or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Lender a description of the material terms of the transaction, (ii) the sale of Borrower’s Equity Interests pursuant to the Series A Preferred Stock Secondary Purchase Agreement referred to in Section 3.2(a) or (iii) the purchase of Equity Interests by Lender or its Affiliates).

“Chief Executive Office State” means California, the state in which Borrower’s chief executive office is located.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, all as in effect from time to time.

“Collateral” means the property described on Exhibit B attached hereto.

“Control Agreement” means an agreement entered into among Borrower, Lender and, as applicable, a depository institution at which Borrower maintains a deposit account or a securities intermediary or commodity intermediary at which Borrower maintains a securities account or a commodity account, pursuant to which Lender obtains control (within the meaning of the Code) over such deposit account, securities account, or commodity account.

“Controlled Group” means a controlled group of corporations as defined in 26 U.S.C. § 1563.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement,

Exhibit A-1

interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices (a “Swap Agreement”); provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means, collectively:

(a)

All present and future United States registered copyrights and copyright registrations (including all of the exclusive rights afforded a copyright registrant in the United States under 17 U.S.C. Section 106 and any exclusive rights which may in the future arise by act of Congress or otherwise), and all present and future applications for copyright registrations (including applications for copyright registrations of derivative works and compilations) (collectively, “Registered Copyrights”), and any and all royalties, payments and other amounts payable to Borrower in connection with Registered Copyrights, together with all renewals and extensions of Registered Copyrights, the right to recover for all past, present and future infringements of Registered Copyrights, and all computer programs and tangible property embodying or incorporating Registered Copyrights, and all other rights of every kind whatsoever accruing thereunder or pertaining thereto; and

(b)

All present and future copyrights, Mask Works, computer programs and other rights subject to (or capable of becoming subject to) United States copyright protection which are not registered in the United States Copyright Office (collectively, “Unregistered Copyrights”), whether now owned or hereafter acquired, and any and all royalties, payments, and other amounts payable to Borrower in connection with Unregistered Copyrights, together with all renewals and extensions of Unregistered Copyrights, the right to recover for all past, present and future infringements of Unregistered Copyrights, and all computer programs and all tangible property embodying or incorporating Unregistered Copyrights, and all other rights of every kind whatsoever accruing thereunder or pertaining thereto.

“Credit Extension” means a Term Loan Advance or any other extension of credit by Lender to or for the benefit of Borrower hereunder.

“Default Period” means the period of time commencing on the day an Event of Default occurs and continuing through the date the Event of Default has been cured or waived.

“Disclosure Schedules” means the schedule of exceptions attached hereto and approved by Lender, if any.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Embargoed Person” means (a) any country or territory that is the target of a sanctions program administered by OFAC or (b) any Person that (i) is or is owned or controlled by a Person publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (ii) is the target of a sanctions program or sanctions list (A) administered by OFAC, or (B) under the Iran Sanctions Act, as amended, section 1245 of the National Defense Authorization Act for Fiscal Year 2012 or Executive Order 13590 “Authorizing the Imposition of Certain Sanctions with respect to the Provision of Services, Technology or Support for Iran’s Energy and Petro-chemical Sectors,” effective November 21, 2011 (collectively, “Sanctions”) or (iii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a sanctions program administered by OFAC.

“Environmental Laws” means all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower’s business or facilities owned or operated by Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous,

Exhibit A-2

toxic or dangerous substances, materials or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of Borrower’s Controlled Group, or under common control with Borrower, within the meaning of Section 414 of the Code.

“Event of Default” has the meaning assigned in Section 8.

“Excluded Locations” means the following locations where Collateral may be located from time to time:  (a) locations identified in the Disclosure Schedules, (b) locations where mobile office equipment (e.g. laptops, mobile phones and the like) may be located with employees and consultants in the ordinary course of business, (c) locations previously disclosed in a written notice to Lender pursuant hereto, and (d) other locations where, in the aggregate for all such locations, less than Two Hundred and Fifty Thousand Dollars ($250,000) of assets and property of Borrower and its Subsidiaries is located.

“Excluded Taxes” means, with respect to Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower or any Guarantor hereunder or under any other Loan Document, any taxes on or measured by overall net income (however denominated), franchise taxes (in lieu of net income taxes) and branch profits taxes, in each case imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable Lending Office is located.

“Fiscal Year” means each 12 month accounting period of Borrower, which ends on December 31 of each year.

“Funding Date” means any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantor” means any future domestic Subsidiary of Borrower and any other Person who hereafter executes a continuing guaranty in favor of Lender with respect to the Obligations.

“Hazardous Materials” means any hazardous, toxic or dangerous substance, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include

Exhibit A-3

hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“IFRS” means the International Financial Reporting Standards adopted by the International Accounting Standards Board, consistently applied, as in effect from time to time.

“Indebtedness” of a Person means at any time the sum at such time of:  (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade debt incurred in the ordinary course of business); (b) any obligations of such Person in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of such Person; (c) lease indebtedness, liabilities and other obligations of such Person with respect to capital leases; (d) obligations of third parties which are being guarantied or indemnified against by such Person or which are secured by the property of such Person; (e) any obligation of such Person under an employee stock ownership plan or other similar employee benefit plan; (f) any obligation of such Person or a commonly controlled entity to a multi-employer plan;  and (g) any obligations, liabilities or indebtedness, contingent or otherwise, under or in connection with, transactions, agreements or documents now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices; but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue (as determined in accordance with customary trade practices) or which are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP or IFRS, consistently applied.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” has the meaning assigned in Section 5.7.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IP Security Agreement” means the Intellectual Property Security Agreement, dated as of the Effective Date, by and between Borrower and Lender.

“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any Governmental Authority.

“Lender Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; protective advances, (including cure payments for the Senior Loan), and Lender’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, judgment lien, assignment, financing statement, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or

Exhibit A-4

on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law, all whether perfected or unperfected.

“Loan Documents” means, collectively, this Agreement and all other agreements, instruments and documents including promissory notes, guaranties, deeds of trust, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to Lender or to any parent, affiliate or subsidiary of Lender in connection with the Obligations or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

“Loan Party” means Borrower or any Guarantor individually, and “Loan Parties” means Borrower and all Guarantors collectively.

“Mask Works” means mask works or similar rights available for the protection of semiconductor chips, whether now owned or hereafter acquired by Borrower.

“Material Adverse Change” means any of the following:  (a) a material adverse change in, or material adverse effect upon, the business, condition (financial or otherwise), operations, performance, or prospects of either:  (1) Borrower; or (ii) the Loan Parties taken as a whole; (b) a material impairment of the ability of either Borrower or the Loan Parties taken as a whole, to perform their respective obligations under the Loan Documents; or (c) a material adverse effect upon:  (i) the legality, validity, binding effect or enforceability of any Loan Document to which any Loan Party is a party against either:  (A) Borrower; or (B) the Loan Parties taken as a whole; or (ii) the rights and remedies of Lender under or in respect of any Loan Document.

“Material Collateral” means Collateral with a fair market value of more than $250,000.

“Maturity Date” means September 1, 2022.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Borrower or any ERISA Affiliate contributes or is obligated to contribute.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means, in each case, whether now in existence or hereafter arising:  (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Term Loan Advances, (b) enforcement costs, and (c) all other fees and commissions (including attorneys’ fees and expenses), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Loan Parties and each of their respective Subsidiaries to Lender or to any parent, affiliate or subsidiary of Lender of every kind, nature and description, direct or indirect, primary or secondary, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether several, joint, or joint and several, and whether or not evidenced by any note, and including any debt, liability or obligation awing from Borrower to others that Lender may have obtained by assignment or otherwise, and interest and fees that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any bankruptcy or similar proceeding, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, Obligations shall not include any obligations under any warrant or equity securities issued by Borrower to Lender.

“OFAC” means the United States Office of Foreign Assets Control.

“Other Taxes” means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Exhibit A-5

“Parent” means any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of Borrower and, if Borrower is a partnership, the general partner of Borrower.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Indebtedness” means:

(a)	Indebtedness of Borrower in favor of Lender;
(b)	Senior Debt of Borrower to the extent that it does not exceed the dollar cap specified in the Subordination Agreement;
(c)	hedging obligations of Borrower under Swap Agreements with respect to the Senior Debt or with respect to other Indebtedness to the extent that such other Indebtedness does not exceed $1,000,000;
(d)	Indebtedness existing on the Effective Date and disclosed in the Disclosure Schedules;
(e)

Indebtedness of Borrower not to exceed $250,000 in the aggregate in any Fiscal Year secured by a Lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(f)	Unsecured Subordinated Debt of Borrower;
(g)	Indebtedness to trade creditors incurred in the ordinary course of business;
(h)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(i)	Indebtedness in connection with intercompany loans that are Permitted Investments;
(j)	Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds,

performance bonds and other similar obligations and with respect to bonds provided to utilities with respect to utility services provided to Borrower in the ordinary course of business;

(k)	Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with Permitted Transfers;
(l)	Deferred taxes;
(m)	Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts of Borrower;
(n)	Liabilities pursuant to Pension Plans in effect on the Effective Date;
(o)	Indebtedness of Borrower not to exceed $250,000, incurred to finance insurance premiums;
(p)	Intercompany Indebtedness arising in connection with Permitted Intercompany Transactions;
(q)

Other indebtedness of Borrower not otherwise described in this definition not exceeding $250,000 in the aggregate outstanding at any time, provided that an Event of Default does not then exist and would not exist after giving effect to such indebtedness; and

Exhibit A-6

(r)

Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Intercompany Transactions” means transactions by and among Borrower and its Subsidiaries in the ordinary course of business and consistent with past practice of the types and in materially same amounts as those described on Schedule 5.17.

“Permitted Investment” means:

(a)	Investments existing on the Effective Date disclosed in the Disclosure Schedules;
(b)	Investments made pursuant to Swap Agreements to the extent permitted under clause (c) of the defined term “Permitted Indebtedness”;
(c)

Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Lender’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Lender’s money market accounts;

(d)	Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements permitted under Section 7.6;
(e)	Investments accepted in connection with Permitted Transfers;
(f)

Investments of Subsidiaries in or to other Subsidiaries or Borrower; Investments by Borrower in any Guarantor or by any Guarantor in another Guarantor; and Investments by Borrower in other Subsidiaries not to exceed $250,000 in the aggregate in any Fiscal Year;

(g)

Investments not to exceed $100,000 in the aggregate in any Fiscal Year consisting of (1) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by the Board;

(h)

Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(i)	Deposit and securities accounts maintained with banks and other financial institutions to the extent expressly permitted under this Agreement;
(j)

Joint ventures or strategic alliances in the ordinary course of business of Borrower consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments and guaranties of and recourse obligations of such joint ventures and strategic alliances by Borrower do not exceed $250,000 in the aggregate during any Fiscal Year;

(k)	Intercompany loans, advances and Investments arising in connection with Permitted Intercompany Transactions;
(l)	Other investments not otherwise described in this definition not exceeding $250,000 in the aggregate outstanding at any time; and
(m)

Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary.

Exhibit A-7

“Permitted Liens” means:  (a) statutory Liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet overdue for a period of more than 30 days or amounts which are being contested in good faith and by appropriate proceedings and for which Borrower has maintained adequate reserves; (b) Liens or security interests in favor of Lender; (c) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a Material Adverse Change; (d) Liens in connection with purchase money indebtedness with respect to Equipment and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such Liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases; (e) Liens set forth in the Disclosure Schedules; (1) Liens specifically permitted by Lender in writing; (g) involuntary Liens securing amounts less than $250,000 and which are released or for which a bond acceptable to Lender, in its sole discretion, has been posted within ten (10)days of its creation; (h) Liens for taxes, assessments and other government charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings and for which Borrower has maintained adequate reserves; (i) Liens consisting of deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment, social security and similar laws, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money); (j) licenses (with respect to intellectual property and other property), leases and subleases granted to third parties and not interfering in any material respect with ordinary conduct of business of Borrower; (k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (l) the Senior Lender’s Lien, (m) Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of setoff of banks; (n) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement; (o) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations or indemnification obligations under insurance policies or self-insurance arrangements, in each case payable to insurance carriers that provide insurance to the Borrower or any of its Subsidiaries; (p) Liens on cash and cash equivalents on deposit with Lenders and Affiliates of Lenders securing obligations owing to such Persons under any treasury, depository, overdraft or other cash management services agreements or arrangements with any Subsidiary; (r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and not prohibited by this Agreement; and (s) judgment Liens in respect of judgments that do not constitute an Event of Default; (t) liens consisting of the rights of licensors under license of intellectual property to Borrower; (u) liens in favor of other financial institutions arising in connection with Borrower’s deposit or securities accounts held at such institutions to secure standard fees for deposit or other services charged by, but not financing made available by such institutions, provided that Lender has a perfected security interest in the amounts held in such deposit or securities accounts; (v) liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, including banker’s liens, rights of setoff and similar liens incurred on deposits made in the ordinary course of business, provided that Lender has a perfected security interest in the amounts held in such deposit and/or securities accounts; and (w) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described in clauses (a) through (v) above, provided that any extension, renewal or replacement liens shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Permitted Program” means (i) the program in effect on the Effective Date for the sale of Accounts to Citibank, and (ii) any program for the sale of Accounts entered into after the Effective Date with Senior Lender’s consent.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)	Inventory in the ordinary course of business;
(b)

Non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other licenses (with respect to intellectual property and other property), leases and subleases granted to third parties and not interfering in any material respect with the ordinary conduct of business of Borrower;

(c)	Worn-out, surplus or obsolete Equipment;

Exhibit A-8

(d)	Transfers that constitute Permitted Investments or Permitted Liens;
(e)	Intercompany transfers among Borrower and its Subsidiaries arising in connection with Permitted Intercompany Transactions;
(f)	Transfers of Accounts pursuant to Permitted Programs, which Transfers shall be free and clear of the Lender’s Lien hereunder; or
(g)	Other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $100,000 during any Fiscal Year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including any instrumentality, division, agency, body or department thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of Borrower or any ERISA Affiliate.

“Potential Default” means any event or circumstance that with the passing of time, or giving of notice or both would constitute an Event of Default.

“Prepayment Charge” means, with respect to any prepayment of the Term Loan, an amount equal to: (i) three percent (3%) of the outstanding principal prepaid, if the prepayment occurs prior to the first anniversary of the Effective Date, (ii) two percent (2%) of the outstanding principal prepaid, if the prepayment occurs on or after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date, and (iii) one percent (1%) of the outstanding principal prepaid, if the prepayment occurs on or after the second anniversary of the Effective Date and prior to the third anniversary of the Effective Date.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Senior Debt” means, to the extent that they do not exceed the dollar limit specified in the Subordination Agreement: (i) the Obligations, as defined in the Senior Loan Agreement, including any Obligations incurred after the filing of a petition with respect to Borrower under the Bankruptcy Code (including any interest accruing under the Senior Loan Agreement after the filing of any such petition whether or not allowed as a claim in the bankruptcy proceeding); and (ii) renewals, extensions, refinancings, refundings, amendments, restatements, supplements, and modifications of any and all of the foregoing obligations to the extent permitted under the Subordination Agreement.

“Senior Default” means an Event of Default, as defined in the Senior Loan Agreement.

“Senior Lender” means East West Bank as lender pursuant to the Senior Loan Documents.

“Senior Lien” means a first priority security interest in and Lien on the Collateral that Senior Lender has pursuant to the Senior Loan Documents.

Exhibit A-9

“Senior Loan Agreement” means the Amended and Restated Loan and Security Agreement, dated as of January 22, 2016, between Borrower and Senior Lender, as amended and restated from time to time in accordance with the Subordination Agreement.

“Senior Loan Documents” means the “Loan Documents” as such term is defined the Senior Loan Agreement.

“Shares” means (i) 65% of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is not an entity organized under the laws of the United States or any territory thereof, and (ii) 100% of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary or Borrower which is an entity organized under the laws of the United States or any territory thereof.

“SOS Reports” means the official reports from the Secretary of State of the Borrower State and from all other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Lender for amounts and on terms acceptable to Lender (and identified as being such by Borrower and Lender).

“Subordinated Debt Documents” means all promissory notes, agreements, documents or instruments now or at any time evidencing, securing, guarantying or otherwise executed and delivered in connection with the Subordinated Debt, as the same may from time to time be amended, restated, supplemented or modified with Lender’s approval.

“Subordination Agreement” means the Subordination Agreement, dated as of the Effective Date, by and among Borrower, Lender and Senior Lender, as amended and restated from time to time.

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the board of directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the aggregate Term Loan Advances made by Lender pursuant to the terms of Section 2.1(b).

“Term Loan Advance” has the meaning specified in Section 2.1(b).

“Term Loan Availability Period” means the period from the Effective Date through the Maturity Date.

“Term Loan Commitment” means an amount equal to Ten Million Dollars ($10,000,000).

“Term Loan Note” means the Subordinated Secured Promissory Note, dated as of the Effective Date, in the original principal amount of the Term Loan Commitment, executed by Borrower to the order of Lender, in form and substance satisfactory to Lender.

“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register (other than “intent to use” applications until a verified statement of use is filed with respect to such application) and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“UCC” means the Uniform Commercial Code as in effect in the State of California, as amended or supplemented from time to time.

Exhibit A-10

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)

all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)

all present and future United States registered copyrights and copyright registrations (including all of the exclusive rights afforded a copyright registrant in the United States under 17 U.S.C. Section 106 and any exclusive rights which may in the future arise by act of Congress or otherwise), and all present and future applications for copyright registrations (including applications for copyright registrations of derivative works and compilations) (collectively, “Registered Copyrights”), and any and all royalties, payments and other amounts payable to Borrower in connection with Registered Copyrights, together with all renewals and extensions of Registered Copyrights, the right to recover for all past, present and future infringements of Registered Copyrights, and all computer programs and tangible property embodying or incorporating Registered Copyrights, and all other rights of every kind whatsoever accruing thereunder or pertaining thereto;

(c)

all present and future copyrights, mask works, computer programs and other rights subject to (or capable of becoming subject to) United States copyright protection which are not registered in the United States Copyright Office (collectively, “Unregistered Copyrights”), whether now owned or hereafter acquired, and any and all royalties, payments, and other amounts payable to Borrower in connection with Unregistered Copyrights, together with all renewals and extensions of Unregistered Copyrights, the right to recover for all past, present and future infringements of Unregistered Copyrights, and all computer programs and all tangible property embodying or incorporating Unregistered Copyrights, and all other rights of every kind whatsoever accruing thereunder or pertaining thereto;

(d)

all trademark and service mark rights, whether registered or not, applications to register (other than “intent to use” applications until a verified statement of use is filed with respect to such application) and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks;

(e)

all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(f)

all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Exhibit B-1

Notwithstanding the foregoing, the Collateral shall not include any property to the extent any such property (i) is non-assignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, §9406 and §940$ of the Code), (ii) is property for which the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, or (iv) is property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (d) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien.

Exhibit B-2

EXHIBIT C

ADVANCE REQUEST

To: B. Riley Principal Investments, LLC Date:____________________, 20__

21255 Burbank Boulevard, Suite 400

Woodland Hills, CA 91367

Attention: Mr. Kenny Young, Chief

Executive Officer

Tel: 703-469-1900

E-mail: kyoung@brileyfin.com

SONIM TECHNOLOGIES, INC. (“Borrower”) hereby requests from B. RILEY PRINCIPAL INVESTMENTS, LLC (“Lender”) a Term Loan Advance in the amount of _____________________ Dollars ($________________) on ______________, _____ (the “Funding Date”) pursuant to the Loan and Security Agreement by and between Borrower and Lender (as amended, modified, supplemented, extended or restated from time to time, the “Agreement”).  Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

and

Deduct the following amounts from the foregoing Term Loan Advance to be applied to [Lender Expenses] [fees and expenses]

currently due and owing: $________

Borrower will apply the proceeds of the Term Loan Advance as specified in Attachment “1” hereto.

Borrower represents that each of the conditions precedent to the Term Loan Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Term Loan, including but not limited to:  (i) that no event that has had or could reasonably be expected to have a Material Adverse Change has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement and in the other Loan Documents are and shall be true and correct in all material respects on and as of the Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case they remain true and correct in all material respects as of such earlier date); provided, however, that such materiality qualifiers shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Funding Date, no Potential Default or Event of Default exists under the Loan Documents.

Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Lender promptly before the funding of the Term Loan Advance if any of the matters which have been represented above shall not be true and correct in all material respects on the Funding Date and if

Lender has received no such notice before the Funding Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct in all material respects as of the Funding Date.

Borrower hereby promises to repay the Term Loan Advance to the order of Lender in accordance with the terms set forth in the Agreement.

Exhibit B-2

This Advance Request is hereby executed as of [__________ __], 20[__].

BORROWER:

SONIM TECHNOLOGIES, INC.

By:
Name:
Title:

ATTACHMENT “1” TO ADVANCE REQUEST

Dated:  _______________________

Borrower hereby represents and warrants to Lender that Borrower’s current name and organizational status is as follows:

Name:	SONIM TECHNOLOGIES, INC.
Type of Organization:	C-Corporation
State of organization:	Delaware
Organization file number:	3079326

Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations are as follows:

Borrower hereby represents, warrants and covenants that the proceeds of the Term Loan Advances shall be used as follows:

( ) for working capital purposes in accordance with the attached budget and the most recent business plan of Borrower approved by Lender

( )  in accordance with the attached budget for the following non-working capital purposes in the ordinary course of business to be approved by Lender (such approval not to be unreasonably withheld): _______________________________________

( ) in accordance with the attached budget for the following purposes not in the ordinary course of business to be approved by Lender in its sole discretion:

_________________________________________